Putnam RetirementReady 2020 Fund
7/31/12 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 1,113
Class B	 32
Class C  27
Class M  6

72DD2 (000s omitted)
Class R	 143
Class Y	 194

73A1
Class A	 0.701
Class B	 0.607
Class C	 0.612
Class M  0.609

73A2
Class R	 0.677
Class Y	 0.754

74U1 (000s omitted)
Class A	 1,573
Class B	 60
Class C	 55
Class M	 8

74U2 (000s omitted)
Class R	 194
Class Y	 195

74V1
Class A	 16.19
Class B	 15.60
Class C	 15.65
Class M	 15.88

74V2
Class R	 15.60
Class Y	 17.97

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.